Biotricity Provides Fiscal 2018 Second Quarter Updates for Shareholders Press Release | 10/02/2018

REDWOOD CITY, Calif., Oct. 02, 2018 (GLOBE NEWSWIRE) -- Biotricity Inc. (OTCQB: BTCY), a medical diagnostic and consumer healthcare technology company, today provided operational updates for its fiscal 2018 second quarter which ended September 30, 2018.

Bioflux 1.0 sales growth and market expansion achieved a record high during the fiscal 2018 second quarter; the Company experienced a 150% increase in total device sales and a 75% increase in new customers from Q1. Bioflux is an FDA-approved, medical-grade remote patient monitoring device that monitors a patient’s ECG in real-time, constantly analyzing and collecting data on the device and periodically uploading to the cloud via embedded cellular technology.

“The momentum and growth trends we saw during the last quarter not only continued but have accelerated in the second quarter,” said Mr. Waqaas Al-Siddiq, Founder and CEO of Biotricity. “We have had strong performance in new U.S. state markets, and we are confident this trend will continue.”

Existing customers continued to purchase additional units, reaffirming customer satisfaction. The Company is pleased to report a 62% increase in repeat customer orders from Q1. “Our anchor clients are developing loyalty to our product, and we are both excited and humbled by their level of acceptance and enthusiasm,” said Mr. Al-Siddiq. “We will endeavor to continue supporting them and fostering long-term relationships which will give us a true competitive differentiator.”

The Company is continuing to develop “Biopatch,” an ECG patch which it anticipates filing with the FDA by Q1 2019. An extension of Biotricity’s award-winning Bioflux device, Biopatch offers an alternative to the 3-lead system which is ideal for patients with less complicated cardiac conditions.  The patch leverages the capabilities of Bioflux and provides wireless arrhythmia monitoring for patients who are either at risk for, or diagnosed with, certain cardiac issues. Small, comfortable, and effective, Biopatch will ensure patients with atrial fibrillation (AFib) and other cardiac issues receive early diagnosis and preemptive care from their physicians, and will support the shift to outpatient care.

The future of medical gadgets appears to be headed towards medical-grade wearables that will be increasingly smaller and accurate enough to detect warning signs and facilitate a diagnosis. Biotricity is pleased to see how consumer-based devices like the new Apple Watch are creating awareness among consumers about possible heart issues, which will lead many to seek medical care to determine if they have an issue. Once identified, healthcare providers can prescribe medical grade wearables such as Bioflux for continuous, real-time monitoring of a patient’s ECG to diagnose their exact condition and determine the appropriate medical care. This latest market activity has garnered increased media interest and  from leading health and med device publications.

Biotricity is also expanding its Scientific and Medical Alliance Board with eminent cardiologists who will lend their expertise to help Biotricity tailor its solution for chronic care management and for preemptive heart disease identification in new markets. The Company has extended an Advisory Board Membership invitation to several candidates and all have accepted; the Company will provide further details in the coming months. The Biotricity Scientific and Medical Alliance Board recognizes members for advancing scientific and clinical excellence through dedicated collaboration and industry leadership.

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About Biotricity Inc.

Biotricity is a modern medical technology company focused on delivering innovative, remote biometric monitoring solutions to the medical and consumer markets, including diagnostic and post-diagnostic solutions for chronic conditions and lifestyle improvement. Biotricity’s R&D continues to focus on the preventative healthcare market, with a vision of putting health management into the hands of the individual. The company aims to support the self-management of critical and chronic conditions with the use of innovative solutions to ease the growing burden on the healthcare system. To learn more, visit www.biotricity.com.

Important Cautions Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” “project,” or “goal” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans, objectives and goals of management for future operations, including plans, objectives or goals relating to the design, development and commercialization of Bioflux or any of the Company’s other proposed products or services, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the regulatory regime in which the Company operates or intends to operate and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the significant length of time and resources associated with the development of its products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Media Contacts

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Richard Smith,
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Investor Relations:
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investors@biotricity.com